UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2005

Northrim BanCorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Alaska	0-33501	92-0175752
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3111 C Street, Anchorage, Alaska		99503
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	907-562-0062

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005, Northrim BanCorp, Inc. completed a private placement to an institutional investor of approximately $10.3 million of floating rate trust preferred securities, through a newly formed Connecticut trust affiliate, Northrim Capital Trust 2 (the "Trust"). The trust preferred securities mature in March 2036, are redeemable at the Registrant’s option beginning after five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at a rate of 5.86%, which will reset quarterly at the three-month LIBOR rate plus 1.37%.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10 million in aggregate principal amount of the Registrant’s floating-rate junior subordinated notes ("Notes"). The net proceeds to the Registrant from the sale of the Notes to the Trust will be used by the Registrant for general corporate purposes.

The Notes were issued pursuant to an Indenture dated December 14, 2005 between the Registrant, as issuer, and U.S. Bank National Association, as trustee. Like the trust preferred securities, the Notes bear interest at a floating rate, initially at 5.86%, which will reset on a quarterly basis at a rate equal to LIBOR plus 1.37%. Interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year during which the Notes are outstanding, although the Registrant may defer interest payments for up to 20 consecutive quarters so long as no event of default then exists and so long as the extension would not exceed the maturity date. The interest payments by the Registrant will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities, and the Trust will be entitled to defer payments on the trust preferred securities during any period in which payments are deferred on the Notes.

The Notes are subordinated to the prior payment of any other indebtedness of the Registrant that, by its terms, is not similarly subordinated. The Notes will be recorded as a long term liability on the Registrant’s balance sheet; however, for regulatory purposes the Notes will be treated as Tier 1 or Tier 2 capital under rulings of the Federal Reserve Board, the Registrant’s primary federal regulatory agency.

The Notes mature on March 15, 2036, but may be redeemed at the Registrant’s option at any time on or after March 15, 2011 or at any time upon certain events, such as a change in the regulatory capital treatment of the Notes, the Trust being deemed an investment company or the occurrence of certain adverse tax events. Except upon the occurrence of certain events described above, the Registrant may redeem the Notes at their aggregate principal amount, plus accrued interest, if any.

The Notes may be declared immediately due and payable at the election of the trustee or, under circumstances, the holders, upon the occurrence of an event of default. An event of default generally means (1) default in the payment of any interest when due that continues unremedied for a period of 60 days, except in the case of an election by the Registrant to defer payments of interest for up to 20 consecutive quarters (which, assuming compliance with certain limitations and requirements, does not constitute an event of default), (2) a default in the payment of the principal amount of the Notes at maturity, (3) a default in the payment of any interest following the deferral of interest payments by the Registrant by 20 consecutive quarters, (4) a default in the Registrant’s performance, or breach, of any covenant or warranty in the indenture which is not cured within 60 days, (5) the institution of any bankruptcy or similar proceedings by or against the Registrant or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.

The Registrant also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the Notes from the Registrant for the purpose of paying those distributions or the principal amount of the trust preferred securities.

The foregoing descriptions of the Placement Agreement, Indenture, Guarantee Agreement and Amended and Restated Declaration of Trust are only summaries and are qualified in the entirety by the full text of the agreements, which will be filed as exhibits to the Registrant’s annual report on Form 10-K for the fiscal year ending December 31, 2005.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the description contained under the heading "Entry into a Material Definitive Agreement" in Item 1.01 above, which disclosure is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

a) Financial statements - not applicable.

b) Proforma financial information - not applicable.

c) Exhibits - not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrim BanCorp, Inc.

December 21, 2005	By:	/s/ R. Marc Langland

Name: R. Marc Langland
Title: Chairman, President & CEO